Exhibit (f)(20)(xxxvii)

College Retirement Equities Fund (CREF)

[730 Third Avenue, New York, NY 10017]

[800-842-2733] [TIAA.org]

Endorsement to Your CREF Deferred Annuity Contract

Effective Date: [Attached at issue/Specific Date]

This endorsement modifies the provisions of your CREF Deferred Annuity Contract and becomes part of it. Please read this endorsement and attach it to your contract.

The purpose of this endorsement is to inform you that the names of three CREF Accounts will be changed on the Effective Date of this endorsement. Within your CREF Deferred Annuity Contract, any reference to a specific Account listed under Existing Name will be changed to the new Account name listed under New Name.

Existing Name	New Name
CREF Stock Account	CREF Total Global Stock Account
CREF Equity Index Account	CREF S&P 500 Index Account
CREF Social Choice Account	CREF Responsible Balanced Account

If you have any questions or need help to resolve a problem, you can contact us at the address or phone number above.

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